Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements (Forms S-1 No. 333-218453 and No. 333-222379) of ETF Managers Group Commodity Trust I (the “Trust”) of our report dated September 30, 2019 relating to the financial statements of the Trust and its series, the Breakwave Dry Bulk Shipping ETF and the Sit Rising Rate ETF, included in the 2019 Form 10-K of the Trust, and to the reference to our Firm as “Experts” in the Registration Statements.

/s/ WithumSmith+Brown, P.C.

New York, NY

September 30, 2019